Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163367 on Form S-8 of our report dated March 5, 2010, relating to the consolidated financial statements and financial statement schedule of Fortinet, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of Fortinet, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

San Jose, California

March 5, 2010